Valmont Announces Record Second Quarter Results

Highlights:

•	Diluted earnings per share for the second quarter was $1.72 as reported and diluted earnings per share adjusted for non-recurring items was $1.58.

•	Second quarter revenue increased 39%, which included a full quarter contribution from Delta. Last year’s second quarter results included Delta beginning on May 12, 2010.

•	Record second quarter Irrigation Segment sales and operating income.

•	In late June, Valmont increased its investment in the Australian grinding media business from 60% to 100%.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered products for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the second quarter of $668.6 million compared with $481.6 million for the same period of 2010. Second quarter 2011 net earnings were $45.8 million, or $1.72 per diluted share, versus second quarter 2010 net earnings of $17.1 million, or $0.65 per diluted share, which included $0.45 per share of deal and financing expenses related to the Delta acquisition in 2010. Diluted earnings per share for second quarter 2011, adjusted for non-recurring second quarter items of $3.7 million, or $0.14 per share is reconciled for Regulation G purposes on the table following the balance sheet.

Second Quarter Review:

“Record quarterly sales in the Irrigation Segment were a significant driver of second quarter performance,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “In the Utility Support Structures Segment, substantially higher North American sales more than offset lower international sales. Increased sales in the Engineered Infrastructure Products Segment mostly reflect the contribution of Delta. Coatings Segment sales increased due to the additional Delta locations plus volume gains in North America.

“During the quarter, we acquired the 40% of Donhad that we did not own. Donhad is an Australian grinding media business with annual revenues of approximately $160.0 million serving the mining industry.

“Despite inflationary raw material cost pressures, weak market conditions for our Engineered Infrastructure Products Segment and a competitive pricing environment in many of our businesses, operating income as a percent of sales was double digit for the quarter.”

Second Quarter Segment Review:

Irrigation Segment (28% of 2nd Quarter Sales)

Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales increased 64% over 2010 to $183.7 million. Demand was broad-based in both North American and international markets. Diminished buffer stocks of grain, coupled with strong demand supported crop prices for most of 2011. As a result, farm income in 2011 is expected to be at record levels. These conditions supported increased investment in mechanized irrigation equipment, including on non-irrigated farms and conversion of gravity-flow irrigated farms.

Global population growth and improved diets place greater demands on agriculture to increase production. Water conservation is a global issue encouraging growers to install center pivot technology to enhance productivity and conserve water, which is supportive of a positive long-term outlook for mechanized irrigation equipment sales.

Operating income nearly doubled to $33.0 million and was 17.9% of segment sales. The increase in operating income was driven by a volume increase and operational leverage, that together more than offset higher raw material costs.

Utility Support Structures Segment (20% of 2nd Quarter Sales)

Steel and concrete structures for the global electric utility industry.

Sales of $136.6 million were 19% above 2010. North American sales were significantly higher, while international sales declined. Last year, international utility sales benefitted from a large project in an emerging market. The contribution to utility sales from Delta was minor.

Order intake activity in North America has accelerated, which reflects the resumption of certain transmission projects deferred by utility companies in 2010, plus new projects under development.

Operating income rose 4% to $13.0 million and was 9.5% of segment sales. The decline in operating income as a percent of sales reflects the reduced international activity leading to an overall decline in margins. North American shipments during the quarter reflect orders taken when pricing was particularly unfavorable.

Engineered Infrastructure Products Segment (31% of 2nd Quarter Sales)
Lighting, traffic and highway safety products, wireless communication structures and components, and industrial gratings and access systems worldwide.

Second quarter sales were $206.4 million, a 25% increase over 2010. North American lighting and traffic product sales declined due to the lack of a long-term U.S. highway bill, tight state and municipal budgets and weak Canadian markets. International lighting sales were higher overall, with some regions still benefitting from stimulus programs.

Global sales of wireless communication products increased due to improved demand in North America.

The highway safety products, engineered access system and structures businesses acquired from Delta contributed $28.3 million to the increase in 2011 revenue. In general, business conditions in Australia and Southeast Asia were slightly weaker than last year.

Operating income fell 5% to $11.5 million or 5.6% of segment sales. A decline in operating income as a percent of sales reflects higher input costs coupled with a weaker pricing environment, particularly in the North American and European lighting markets, which pressured gross margins.

Coatings Segment (13% of 2nd Quarter Sales)
Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $84.2 million were 55% higher than last year. The increase in sales reflects the addition of $24.7 million of Delta sales, broad-based industrial demand, and greater internal utility and irrigation volumes. Positive conditions in the agricultural and industrial economies where Valmont has galvanizing presence also supported North American sales. In Australia and Southeast Asia, galvanizing volumes also increased.

Operating income increased 53% to $15.1 million, or 17.9% of segment sales. The Delta businesses contributed $4.4 million to the increase in operating income.

Included in “Other” are tubing, grinding media and electrolytic manganese businesses. The increase in sales and operating income mainly reflects the addition of the Delta businesses acquired in 2010.

2011 Outlook:

“We are raising our earnings outlook for the year,” Mr. Bay said. “In light of improving demand for utility structures, strength in the irrigation market and expectations of better operational performance in the Engineered Infrastructure Products segment, we now expect reported earnings in the range of $5.70 to $5.90 per share.

“The long-term outlook for our businesses continues to be positive. Economic growth is supported by global investing in quality infrastructure. A growing world population will need more efficient production agriculture to support rising food demand. We believe our geographic mix and product diversification positions us well to benefit from future global economic growth, positive trends in agriculture, and investments in infrastructure.”

An audio discussion of Valmont’s second quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 36683171 or via the Internet at 8:00 a.m. CDT July 15, 2011, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event, you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 36683171 beginning July 15, 2011 at 10:00 a.m. CDT through 12:00 p.m. CDT on July 22, 2011.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	25-Jun-11	26-Jun-10	25-Jun-11	26-Jun-10
Net sales	$ 668,609	$ 481,559	$ 1,236,558	$ 848,961
Cost of sales	500,627	352,913	932,083	619,585
Gross profit	167,982	128,646	304,475	229,376
Selling, general and administrative expenses	99,363	91,345	190,555	160,425
Operating income	68,619	37,301	113,920	68,951
Other income (expense)
Interest expense	(10,773)	(8,429)	(19,044)	(14,391)
Interest income	1,991	1,092	3,778	1,448
Other	504	47	894	(30)
	(8,278)	(7,290)	(14,372)	(12,973)
Earnings before income taxes, noncontrolling
interest, and equity in earnings of
nonconsolidated subsidiaries	60,341	30,011	99,548	55,978
Income tax expense	13,551	11,682	26,839	21,128
Earnings before noncontrolling interest, equity in
earnings of nonconsolidated
subsidiaries	46,790	18,329	72,709	34,850
Earnings (losses) in nonconsolidated subsidiaries	1,201	805	2,155	919
Net earnings	47,991	19,134	74,864	35,769
Less: Earnings attributable to noncontrolling interests	(2,164)	(2,019)	(3,428)	(2,191)
Net earnings attributable to Valmont Industries, Inc.	$ 45,827	$ 17,115	$ 71,436	$ 33,578

Average shares outstanding (000's) - Basic	26,333	26,087	26,302	26,059
Earnings per share - Basic	$ 1.74	$ 0.66	$ 2.72	$ 1.29

Average shares outstanding (000's) - Diluted	26,585	26,448	26,561	26,434
Earnings per share - Diluted	$ 1.72	$ 0.65	$ 2.69	$ 1.27

Cash dividends per share	$ 0.180	$ 0.165	$ 0.345	$ 0.315

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	25-Jun-11	26-Jun-10	25-Jun-11	26-Jun-10

Net sales
Engineered Infrastructure Products	$ 206,417	$ 163,352	$ 375,347	$ 270,358
Utility Support Structures	136,560	114,838	262,207	228,066
Coatings	84,161	54,441	157,611	82,371
Infrastructure products	427,138	332,631	795,165	580,795

Irrigation	183,701	112,159	334,749	220,798
Other	84,121	47,996	158,107	70,285
Less: Intersegment sales	(26,351)	(11,227)	(51,463)	(22,917)
Total	$ 668,609	$ 481,559	$ 1,236,558	$ 848,961

Operating Income
Engineered Infrastructure Products	$ 11,515	$ 12,082	$ 13,718	$ 14,693
Utility Support Structures	12,984	12,542	26,483	27,248
Coatings	15,070	9,884	25,362	14,416
Infrastructure products	39,569	34,508	65,563	56,357

Irrigation	32,964	16,596	56,858	31,994
Other	11,380	8,708	20,294	12,972
Corporate	(15,294)	(22,511)	(28,795)	(32,372)
Total	$ 68,619	$ 37,301	$ 113,920	$ 68,951

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In the fourth quarter of 2010, the Company reorganized its management structure in line with its current reporting structure. Delta's galvanizing operations are included in the Coatings segment and Delta's pole sand roadway safety structure and access systems are included in the Engineered Infrastructure Products segment. Delta's forged steel grinding media and electrolytic manganese dioxide operations are classified as "Other". It was not necessary to reclassify the 2010 figures to conform to the 2011 presentation

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10%
of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	25-Jun-11	26-Jun-10
ASSETS
Current assets:
Cash and cash equivalents	$ 326,790	$ 314,373
Accounts receivable, net	453,066	376,005
Inventories	366,185	296,634
Prepaid expenses	30,862	39,943
Refundable and deferred income taxes	34,850	35,930
Total current assets	1,211,753	1,062,885
Property, plant and equipment, net	448,017	425,134
Goodwill and other assets	563,510	541,538
	$ 2,223,280	$ 2,029,557

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 272	$ 270
Notes payable to banks	11,415	9,752
Accounts payable	237,687	202,587
Accrued expenses	144,068	143,634
Dividend payable	4,757	4,346
Total current liabilities	398,199	360,589
Long-term debt, excluding current installments	489,130	517,913
Other long-term liabilities	262,923	271,801
Shareholders' equity	1,073,028	879,254
	$ 2,223,280	$ 2,029,557

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands)
(unaudited)
Non-recurring items listed below relate to: a one-time expense related to a bond refinancing, a one-time tax benefit associated with the Donhad acquisition,  and a decrease in an uncertain tax position.

	Net earnings attributable to Valmont Industries, Inc.	Diluted earnings per share
As Reported	$ 45,827	1.72

After-tax effect of refinancing	1,722	0.06

Donhad tax benefit	(4,058)	-0.15

Net tax contingency adjustment	(1,380)	-0.05

Adjusted	$ 42,111	$ 1.58